As filed with the Securities and Exchange Commission on June 26, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

CAPSTONE HOLDING CORP.
(Exact name of Registrant as specified in its charter)

Delaware	5090	86-0585310
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18400 76th Avenue
Tinley Park, IL 60477
(708) 371-0660
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Matthew Lipman, Chief Executive Officer
Edward Schultz, Chief Financial Officer
Capstone Holding Corp.
18400 76th Avenue
Tinley Park, IL
(708) 371-0660
(Name, address, including zip code, and telephone number including area code, of agent for service)

With Copies to:

Joseph M. Lucosky, Esq.
Lawrence Metelitsa, Esq.
Steven A. Lipstein, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Phone: (732) 395-4400

Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: JUNE 26, 2026

CAPSTONE HOLDING CORP.

3,000,000 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholder identified in this prospectus of up to an aggregate of 3,000,000 shares of common stock, par value $0.0005 per share (the “Common Stock”), of Capstone Holding Corp., a Delaware corporation (the “Company,” “we,” “us,” “our”), consisting of 3,000,000 shares to be issued as Equity Line Securities (as defined herein), issuable pursuant to the amended and restated common stock purchase agreement, dated June 11, 2026.

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares. The selling stockholder may offer and sell or otherwise dispose of the shares of Common Stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution”.

We are not selling any shares of Common Stock offered by this prospectus and will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock offered hereby.

The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholder and certain related persons against certain liabilities. No underwriter or other person has been engaged to facilitate the sale of shares of Common Stock in this prospectus.

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Common Stock by the selling stockholder and any discounts, commissions, or concessions received by the selling stockholder are deemed to be underwriting discounts and commissions under the Securities Act.

Shares of our Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CAPS”. On June 25, 2026, the closing sale price of our Common Stock was $0.2351 per share.

Entities individually or jointly controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board of directors (Brookstone Partners Acquisition XIV, LLC, BP Peptides LLC and Nectarine Management LLC), beneficially own a significant portion of our voting power and may be able to influence matters requiring stockholder approval. As a result of the issuance of shares of Common Stock upon conversion of the Convertible Notes and sales under our equity line of credit, these entities no longer hold a majority of our voting power, and we are not a “controlled company” as defined under the Nasdaq Stock Market Rules.

We are an “emerging growth company” and a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and have elected to take advantage of certain scaled disclosure available to smaller reporting companies. This prospectus is intended to comply with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus, contained in the other documents that are incorporated by reference into this prospectus, or contained any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________ , 2026

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling stockholder has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities under any circumstances in which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus before investing in our Common Stock, especially the risks and other information we discuss under the heading “Risk Factors” and our consolidated financial statements and related notes incorporated by reference herein. Our fiscal year end is December 31, and our fiscal years ended December 31, 2025 and 2024 are sometimes referred to herein as fiscal years 2025 and 2024, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “Capstone,” “we,” “us,” “our”, the “Company” or “our Company” refer to Capstone Holding Corp., a Delaware corporation, and its subsidiaries.

Capstone Holding Corp. is a national, technology-enabled building products distribution and installation platform. Through our three operating subsidiaries - Instone (a trade name of TotalStone, LLC (dba “Instone”)), Canadian Stone Industries (operated through Fraser Canyon Holdings Inc. and its subsidiaries, collectively "CSI"), and Carolina Stone (operated through Carolina Stone Holdings, LLC and its subsidiary, Carolina Stone Distributors, LLC) - we distribute and install thin veneer stone, natural stone, manufactured stone, and related masonry and hardscape products for residential and commercial construction markets across 38 U.S. states and two Canadian provinces.

Instone, founded over 30 years ago, is the largest wholesale distributor of thin veneer masonry products in the United States, operating from five distribution centers in the Northeast, Midwest, Mid-Atlantic, and West Coast. CSI is a leading wholesale distributor of natural and manufactured stone products in Canada, operating from two locations in British Columbia and Ontario. Carolina Stone distributes and installs thin veneer stone and related masonry products for residential, commercial, and multi-family projects in the Southeast United States from two locations in North Carolina. Together, our platform offers over 3,000 SKUs across nine warehouse and distribution center locations, serving a diverse base of masonry dealers, contractors, builders, and homeowners.

We are committed to being the preferred partner for our customers by providing high-quality products, expert support, and exceptional service. Our success is driven by our deep industry expertise, long-standing customer and supplier relationships, an expanding North American footprint, digital infrastructure that supports our customers and a relentless focus on operational excellence.

Our Business Strategy and Operating Model

Capstone Long-Term Growth Strategy. Our long-term growth strategy is built on the foundational strengths of our operating subsidiaries and the strategic opportunities available in the building products distribution and manufacturing industry. Our strategy has the following characteristics:

Deep Team. A significant portion of Capstone’s voting power is controlled by Brookstone Partners, a private equity group with 25 years of deep expertise in building products investment. Brookstone Partners is controlled by Matthew Lipman, our chief executive officer, a member of our board of directors, and Michael Toporek, the chairman of our board. The Capstone leadership team includes seasoned operating executives and building products acquisition and investment professionals. Capstone’s leadership team includes its Lead Independent Director, Charles “Chuck” Dana. Mr. Dana spent 19 years at Owens Corning, a leading building materials company. At Owens Corning, Mr. Dana held various positions including Controller, President Global Composites and then Group President Building Materials. In addition, from the Company’s acquisition of Instone in April 2020 through December 31, 2025, Instone’s revenues have increased from approximately $32.2 million to approximately $44.2 million. In February 2008, a Brookstone Partners affiliate invested $8.8 million in Woodcrafter’s Home Products Holdings LLC. Brookstone’s team worked with Woodcrafter’s management to grow earnings and Brookstone completed the sale of all of its interests in Woodcrafter’s for $32 million in December 2013. The ability to identify, acquire and integrate acquisition candidates is a critical skill set to augment the operating expertise that drives organic growth. The current operating company has successfully executed multiple acquisitions and integrations, laying a solid foundation for continued expansion.

Strategic Timing. We believe we are strategically positioned to capitalize on market conditions within the building products sector. Historically, acquiring companies at interest rate peaks has yielded strong returns, and we are poised to leverage these strategic investment opportunities as the market evolves.

Industry Dynamics. According to the Bain & Company Global M&A Report published in 2024 (the “Bain Report”), this is “just the type of environment that has proved to offer opportunities to companies that are willing to make bold moves.” The Bain Report goes on to say, “building products companies that make frequent and material acquisitions substantially outpace inactive companies in total shareholder returns, 9.6% vs 2.7%” and “the most successful companies will pursue scope M&A to build product, geography, and capability adjacencies.”

The M&A environment for the building products sector is expected to improve because, according to the Bain Report, “there are ample one-off opportunities to acquire struggling assets”, and “financial investors have taken a step back, especially in North America, removing a potentially formidable layer of competition.”

Scale. For scale M&A, opportunities in core businesses allow for more operational synergies. The Bain Report states that “allowing management to focus on a more related group of products with some level of shared channels, end markets, or manufacturing processes helps focus efforts and tells a clearer equity story.”

Scope. Given macroeconomic uncertainty, companies who leverage their parenting advantage, the ability to effectively manage and integrate acquisitions, will be the most successful with regards to scope M&A. The Bain Report states that “the path to leadership generally means overlooking smaller assets in favor of bigger players for a first move in a new space.”

The “Annual total shareholder returns for building products companies” chart and quotes from the Bain Report are used with permission from Bain & Company. The Bain Report was not commissioned by the Company. The Company does not currently and has not in the past had a direct or indirect business relationship with Bain & Company. The Bain Report is publicly available via the Insight - Featured Topics portion of Bain & Company’s website.

Strategic Positioning. We believe we are strategically well-positioned to take advantage of the current market opportunities because of:

Team strength. The industry experience of the Board and Instone management provides the Company with the expertise to evaluate, acquire, and integrate acquisitions.

Experience integrating acquisitions. Since 2006, the Company has successfully integrated six acquisitions. The team believes the Company has the resources and expertise to continue to integrate acquisitions successfully.

Geographic distribution footprint. The current service area of the Company, which includes 38 U.S. states and two Canadian provinces, provides a good basis on which to make both “scale” and “scope” acquisitions.

Growth Premium. As Capstone continues to scale, growing its EBITDA, we anticipate benefiting from valuation premiums associated with increased size. This growth, coupled with consistent earnings performance, is expected to drive substantial shareholder value and enhance our market positioning.

During fiscal year 2025, the Company completed two material acquisitions that significantly expanded its geographic footprint, product offerings, and revenue base:

Fraser Canyon Holdings Inc. / Canadian Stone Industries. On December 1, 2025, through its indirect subsidiary Instone Canada Corp., the Company acquired 100% of the outstanding equity interests of Fraser Canyon Holdings, Inc. (“FCHI”) and substantially all assets of Continental Stone Industries, Inc. (“CSIA”), collectively the CSI business. FCHI is the parent company of Canadian Stone Industries Partnership (“CSIP”), Canadian Stone Industries Inc. (“CSII”), and CSIA, which together distribute natural and manufactured stone products wholesale from locations in Langley, British Columbia, North York, Ontario, and San Leandro, California. Effective at the closing of the CSI acquisition, the San Leandro, California operations were integrated into Instone’s U.S. distribution network; the CSI business today operates from two locations in British Columbia and Ontario. The purchase consideration for the combined Fraser Canyon Acquisition consisted of: (i) C$6,200,000 in cash (approximately US$4,447,000 at the closing-day exchange rate of US$1.00 = C$1.3943), of which approximately US$459,000 (C$647,000) represented the Continental Cash Purchase Price paid by TotalStone, LLC for the CSIA Asset Purchase, less a working capital reduction of C$473,189 (approximately US$339,000) that reduced the Cash Purchase Price payable to the FCHI sellers; (ii) a First SPA Note in the principal amount of C$1,600,000 (approximately US$1,148,000), maturing March 31, 2027; (iii) a Second SPA Note in the principal amount of C$2,000,000 (approximately US$1,434,000), maturing December 1, 2028; and (iv) contingent earn-out consideration of up to C$3,000,000 (approximately US$2,152,000) based on Average EBITDA during the 2026-2027 and 2027-2028 measurement periods. The acquisition-date fair value of the contingent earn-out consideration, as determined with the assistance of Loop Capital, was approximately US$100,000 and is reflected in the purchase price allocation (see Note 4). The seller notes, working capital adjustment, and earn-out provisions relate solely to the FCHI Share Purchase. U.S. dollar amounts have been translated from Canadian dollars at the closing-day exchange rate of US$1.00 = C$1.3943. This acquisition marked the Company's entry into the Canadian market and the U.S. West Coast, and is reported within the Company's Instone/TotalStone segment. FCHI reported net revenue of $16.4 million for the year ended December 31, 2024.

Carolina Stone Holdings, LLC. On August 22, 2025, through its indirect subsidiary CS Purchase Holdings, LLC, the Company acquired 100% of the membership interests of Carolina Stone Holdings, LLC (“CSH”). CSH, together with its subsidiary Carolina Stone Distributors, LLC, operates a stone distribution and installation business under the trade name “Carolina Stone Products” in the Raleigh-Durham and Charlotte, North Carolina markets. The aggregate purchase consideration consisted of (i) $2,625,000 in cash, subject to a working capital adjustment, (ii) a seller note in the original principal amount of $1,250,000, and (iii) contingent earn-out consideration of up to $825,000 (acquisition-date fair value of approximately $250,000), payable based on Carolina Stone’s achievement of specified Adjusted EBITDA thresholds during the fiscal years ending December 31, 2025, 2026, and 2027. The final working capital true-up resulted in additional cash consideration of $76,500 paid at closing and $200,000 released from holdback in December 2025, plus $56,047 added to the seller note principal, for total cash consideration of $2,758,000. Aggregate purchase consideration, including the earn-out at fair value, was approximately $4.2 million. The acquisition was financed in part with proceeds from the Company’s convertible note facility. Carolina Stone’s operations include both wholesale distribution and professional stone installation services for residential, commercial, and multi-family construction projects, and are reported in the Company’s Carolina Stone segment.

Capstone intends to drive sustainable growth, expand its geographic presence in the building products industry, and deliver superior value to its customers, shareholders, and other stakeholders. We expect to work with our businesses to achieve this through the following strategic pillars:

Expand Market Presence. We are committed to expanding our geographic footprint, increasing penetration in existing markets, and entering new, underserved regions. Our sales and marketing team continues to seek new opportunities to onboard customers in markets we are not currently servicing. In 2025, we onboarded customers in 6 new states, which are included in our distribution network of 38 U.S. states and two Canadian provinces. We will achieve this through both organic growth and strategic acquisitions that complement our existing business and provide opportunities to broaden our product offerings and customer base.

Enhance Product Portfolio. We continuously strive to expand and diversify our product offerings to meet the evolving needs of our customers. This includes introducing new textures, colors, and materials within our stone product lines, as well as expanding into adjacent building products and stone substitutes. By broadening our portfolio, we aim to increase our share of wallet with existing customers and attract new customers.

Operational Excellence. We are focused on optimizing our operations to improve efficiency, reduce costs, and enhance customer satisfaction. This involves investing in advanced technologies, streamlining our supply chain, and implementing best practices across all aspects of our business. Operational excellence is key to maintaining our competitive edge and ensuring long-term profitability.

Customer-Centric Approach. Our customers are at the heart of everything we do. We are committed to building strong, long-lasting relationships by providing high-quality products, exceptional service, and expert support. Our goal is to be the preferred partner for our customers, helping them succeed in their projects and achieve their business objectives.

Innovation. We recognize the importance of innovation in the building products sector and prioritize it, continually seeking new ways to improve our products, processes, and services to stay ahead of industry trends and meet the demands of a changing market. The most recent example is our introduction of the Toro® family of manufactured stone products. We used our 30 years of market knowledge to formulate a product offering that is well thought out to meet the needs of end use customers and distributors. We painstakingly designed each color family. We honed in on key manufacturing steps to drive quality and consistency then thoughtfully designed packaging to meet the needs of distributors. The end result was a set of products that competes with high-end alternatives in the sector on aesthetics, but for a better value. We expect Toro® to help drive significant organic revenue growth in the next three years.

Operating Model

Our operating model is designed to support our business strategy and drive consistent, profitable growth. Key elements of our operating model include:

Integrated Supply Chain. We operate an integrated supply chain that connects our network of suppliers, manufacturing partners, and distribution centers. This allows us to efficiently manage inventory, optimize logistics, and ensure timely delivery of products to our customers. Our supply chain capabilities are a critical component of our ability to provide reliable service and meet the needs of our diverse customer base.

Strategic Distribution Network. Our strategically located distribution centers enable us to serve 38 U.S. states and two Canadian provinces with speed and efficiency. Our nine distribution and warehouse facilities across the United States and Canada are designed to optimize inventory management, reduce lead times, and ensure that our customers have access to the products they need, when they need them. Our expanded North American distribution network is a key competitive advantage that supports our market position and provides a robust base for integrating additional distributors or manufacturers.

Scalable Infrastructure. We have invested in scalable infrastructure that can support our growth objectives and adapt to changing market conditions. This includes state-of-the-art facilities, advanced technology, and robust business processes that enable us to efficiently manage our operations and deliver consistent performance.

Experienced and Committed Workforce. Our employees are the foundation of our success. We have a highly experienced and committed workforce that shares our dedication to excellence, innovation, and customer satisfaction. We invest in the training and development of our employees to ensure they have the skills and knowledge needed to drive our business forward and meet the challenges of a dynamic industry.

Financial Discipline. We are committed to maintaining financial discipline and leveraging our resources to drive sustainable growth. This includes prudent capital allocation, cost management, and a focus on generating strong cash flow. We intend to invest in strategic initiatives, pursue growth opportunities, and return value to our shareholders.

Through the execution of our business strategy and the strength of our operating model, we are well-positioned to capitalize on the opportunities in the thin veneer stone and masonry products industry and deliver long-term value to our stakeholders.

Product Categories

The Company offers a diverse range of stone and masonry products through its three operating subsidiaries, organized into the following categories: (i) manufactured stone veneer, including Cultured Stone®, Dutch Quality Stone®, and our proprietary Toro Stone™ brand; (ii) natural stone, including Pangaea Stone® and our Interloc™ panelized stone system; (iii) mechanically attached stone veneer systems, including Beon Stone with its patented D-Rain™ moisture management system; (iv) landscape and hardscape products, including our Aura™ Natural Landscapes line of pavers, steps, and coping; and (v) modular masonry fireplaces under the Isokern® brand. These product categories enable the Company to serve as a consolidated sourcing platform for masonry dealers, contractors, and builders across residential and commercial construction markets.

Corporate History

The Company was formed in 1987 as OrthoLogic Corp. In 2005, the Company filed its restated certificate of incorporation (the “Restated Certificate of Incorporation”). In 2010, the Company changed its name to Capstone Therapeutics Corp. On August 22, 2019, the Company filed a certificate of amendment to its Restated Certificate of Incorporation effecting a 1 for 1,000 reverse stock split of the common stock of the Company, whereby each 1,000 shares of common stock of the Company became 1 share of common stock. In 2021, the Company filed a certificate of amendment to its Restated Certificate of Incorporation decreasing the total number of shares of common stock authorized to be issued by the Company from 150,000,000 shares to 205,000 shares, consisting of 200,000 shares of common stock, par value $0.0005 per share and 5,000 shares of preferred stock, par value $0.0005 per share. On February 18, 2022, the Company filed a certificate of amendment to its Restated Certificate of Incorporation, changing the Company’s name from Capstone Therapeutics Corp. to Capstone Holding Corp. On February 20, 2025, following the Company’s controlling shareholder’s approval, the Company filed an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the authorized shares of Common Stock to 50,000,000 shares and increase the authorized shares of preferred stock to 25,000,000 shares. On February 20, 2025, the Company filed a Certificate of Designation (the “Series B Certificate of Designation”) with the Delaware Secretary of State which designated 2 million shares of the Company’s authorized preferred stock as Series B Preferred Stock (“Series B Preferred Stock”), no par value.

Implications of Being an Emerging Growth and a Smaller Reporting Company

We are an “emerging growth company” as defined in Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (3) having reduced disclosure obligations regarding executive compensation; (4) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or to seek stockholder approval of any golden parachute payments not previously approved; and (5) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting obligations that will be available to us so long as we qualify as an emerging growth company, and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Common Stock, and the price of our Common Stock may be more volatile. As an emerging growth company under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

We could remain an emerging growth company until the earliest to occur of: (1) the end of the 2030 fiscal year (the end of the fiscal year following the fifth anniversary of the 2025 offering in connection with which our common stock began trading on Nasdaq); (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in the information incorporated by reference in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our stockholders may be different from what you might get from other public companies in which you hold stock.

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Corporate Information

Capstone Holding Corp., formerly known as Capstone Therapeutics Corp. and OrthoLogic Corp., was incorporated in Delaware in 1987 as a domestic corporation, with formal name changes in February 2022 and May 2010, respectively. The Company’s principal executive offices are located at 18400 76th Avenue, Tinley Park, IL 60477 and the telephone number is (708) 371-0660.

THE OFFERING

Common Stock offered by the selling stockholder

Up to 3,000,000 shares of our Common Stock, assuming the issuance of 3,000,000 shares to be issued as Equity Line Securities (as defined herein), issuable pursuant to the amended and restated common stock purchase agreement, dated June 11, 2026.

Common Stock outstanding before the offering	15,203,173 shares of Common Stock.

Common Stock to be outstanding after this offering	18,203,173 shares of Common Stock.

Use of proceeds

We will not receive any of the proceeds from the resale by the selling stockholder of the shares of Common Stock issuable pursuant to the Tumim Purchase Agreement (as defined herein). We may receive up to $20.0 million in aggregate gross proceeds from sales of our Common Stock that we may elect to make to Tumim pursuant to the Tumim Purchase Agreement from time to time in our sole discretion, from and after the initial satisfaction of all of the conditions set forth in the Tumim Purchase Agreement. See section entitled “Use of Proceeds”.

Nasdaq Capital Market Trading Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CAPS”.

Dividends	We do not anticipate paying dividends on our Common Stock for the foreseeable future.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8 before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. We have also identified a number of these factors under the heading “Risk Factors” in our periodic reports we file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), which section is incorporated by reference herein. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks related to this offering

The issuance of our Common Stock to the selling stockholder may cause dilution and the sale of the shares of Common Stock acquired by the selling stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to decrease.

The shares of our Common Stock issuable pursuant to the Tumim Purchase Agreement, dated June 11, 2026, and the sale of such shares may cause the trading price of our Common Stock to decrease.

Further, we are not restricted from issuing additional securities in the future, including our common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Stock or substantially similar securities. To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may receive an additional $3,750,000 gross proceeds from the issuances of convertible notes in the aggregate principal amount of $4,091,207 pursuant to a purchase agreement with 3i, LP, dated July 29, 2025 (the “3i Purchase Agreement”).

The extent we rely on the selling stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure financing from other sources. If obtaining sufficient financing from the selling stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our financing needs. Even if we issue convertible notes equal to $4,091,207 (for gross proceeds of $3,750,000) pursuant to the 3i Purchase Agreement, we may still need additional capital to finance our future working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Common Stock could be reduced. A financing could involve one or more types of securities including Common Stock, preferred stock, convertible debt or warrants to acquire Common Stock. These securities could be issued at or below the then prevailing market price for our Common Stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our Common Stock, the market price of our Common Stock could be negatively impacted.

Should the financing we require to sustain our financing needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

It is not possible to predict the actual number of shares we will sell under the Tumim Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Tumim Purchase Agreement with the selling stockholder.

The shares of our Common Stock that may be issued under the Tumim Purchase Agreement may be sold by us to the selling stockholder at our discretion from time to time over an approximately 24-month period commencing on the effective date of the registration statement of which this prospectus forms a part, provided that one or more registration statements covering the resale of shares of Common Stock that have been and may be issued under the Tumim Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the Tumim Purchase Agreement are satisfied. We generally have the right to control the timing and amount of any sales of our shares of our Common Stock to the selling stockholder under the Tumim Purchase Agreement. Sales of our Common Stock to the selling stockholder under the Tumim Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the selling stockholder all or a portion of the shares of our Common Stock that may be available pursuant to the Tumim Purchase Agreement, or decide to terminate the Tumim Purchase Agreement and not sell to the selling stockholder any shares of our Common Stock that may be available for us to sell to the selling stockholder thereunder.

Because the purchase price per share to be paid by the selling stockholder for the shares of our Common Stock that we may elect to sell to the selling stockholder under the Tumim Purchase Agreement will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our Common Stock that we will sell to the selling stockholder under the Tumim Purchase Agreement, the purchase price per share that the selling stockholder will pay for shares purchased from us under the Tumim Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the selling stockholder under the Tumim Purchase Agreement.

Although the Tumim Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our Common Stock to the selling stockholder, only 5,190,251 shares of our Common Stock have been registered for resale by the selling stockholder previously and 3,000,000 shares of our Common Stock are being registered for resale by the selling stockholder under the registration statement of which this prospectus forms a part.

If we elect to sell to the selling stockholder all of the 7,975,197 shares, which reflects the number of shares registered hereunder and in the June 2025 registration statement (excluding the 215,054 Commitment Shares (as defined in the Tumim Purchase Agreement)), the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million total commitment originally available to us under the Tumim Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the selling stockholder under the Tumim Purchase Agreement more than the 7,975,197 shares in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $20.0 million under the Tumim Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the selling stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the Tumim Purchase Agreement, which the SEC must declare effective. The selling stockholder will not be required to purchase any shares of our Common Stock if such sale would result in the selling stockholder’s beneficial ownership exceeding 4.99% of the then outstanding shares of our Common Stock, subject to adjustment. The Tumim Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Tumim Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so.

Any issuance and sale by us under the Tumim Purchase Agreement of a substantial amount of shares of our Common Stock in addition to the 4,975,197 shares registered in June 2025, among which 1,752,148 shares have been issued through the most recent purchase on June 18, 2026, and 3,000,000 shares being registered for resale by the selling stockholder under the registration statement of which this prospectus forms a part could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for resale by the selling stockholder is dependent upon the number of shares of our Common Stock we ultimately sell to the selling stockholder under the Tumim Purchase Agreement.

Our inability to access a portion or the full amount available under the Tumim Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on the selling stockholder as a source of funding will depend on a number of factors including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the selling stockholder were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $20.0 million in gross proceeds under the Tumim Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Management will have broad discretion as to the use of the proceeds from our sale of Common Stock to the selling stockholder under the Tumim Purchase Agreement, and such uses may not improve our financial condition or market value.

We currently intend to use the proceeds from any issuance of Common Stock pursuant to the Tumim Purchase Agreement for general corporate purposes, including working capital. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in “Use of Proceeds,” and we could spend the proceeds from any issuances of Common Stock pursuant to the Tumim Purchase Agreement, if any, in ways our stockholder may not agree with or that do not yield a favorable return, or for corporate purposes that may not improve our financial condition or advance our business objectives. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Stock to decline.

The selling stockholder may choose to sell the shares at prices below the current market price.

The selling stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the shares covered by this prospectus. Sales or other dispositions of the shares below the then-current market prices could adversely affect the market price of our Common Stock.

You may experience future dilution as a result of issuance of the shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

The shares sold by the selling stockholder will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of our Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. The issuance of the shares or any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholder. The price per share at which we sell additional shares of our common stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share previously paid. In addition, the exercise price of the Warrant may be greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, sales under Tumim Stone Capital Equity Financing, together with conversions of our outstanding convertible notes, will result in additional dilution to our stockholders and additional shares of Common Stock entering the public market. In addition, the issuance of the shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Risks Related to Our Business and Financial Condition

Our financial statements contain disclosure that there is substantial doubt about our ability to continue as a going concern.

Our unaudited financial statements for the quarter ended March 31, 2026 include disclosure that certain conditions, including our recurring losses, negative working capital and upcoming debt maturities, raise substantial doubt about our ability to continue as a going concern within one year. While management believes that its operating plans and available liquidity, including our equity line of credit, are sufficient to alleviate that doubt, we cannot assure you that we will be successful. If we are unable to generate sufficient cash flow from operations, obtain additional capital on acceptable terms, or manage our debt maturities, we may be unable to continue operating, and you could lose all or part of your investment.

We are not currently in compliance with the Nasdaq minimum bid price requirement, and our Common Stock could be delisted.

In January 2026, we received a notice from the Nasdaq Stock Market that the closing bid price of our Common Stock had been below $1.00 per share for 30 consecutive business days and that we were therefore not in compliance with Nasdaq Listing Rule 5550(a)(2). We have until July 6, 2026 to regain compliance. On June 18, 2026, we obtained stockholder authorization at our 2026 annual meeting to effect a reverse stock split, if needed, to satisfy the minimum bid price requirement. While we expect to be eligible for an additional 180 calendar day period to regain compliance and have obtained the stockholder authorization to conduct a reverse stock split, we cannot assure you that the requisite authorization will be obtained, that any reverse stock split will be effected or, if effected, that it will result in a lasting increase in our bid price, particularly in light of the limitations on the repeated use of reverse stock splits under amended Nasdaq Listing Rule 5810(c)(3)(A). If our Common Stock is delisted from Nasdaq, the liquidity and market price of our Common Stock, and our ability to raise capital, would be materially and adversely affected.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the resale of Common Stock offered by the selling stockholder.

We may receive up to $20.0 million in aggregate gross proceeds from sales of our Common Stock that we may elect to make to Tumim pursuant to the Tumim Purchase Agreement from time to time in our sole discretion, from and after the initial satisfaction of all of the conditions set forth in the Tumim Purchase Agreement. We may use the proceeds from sales of our Common Stock to Tumim for working capital and general corporate purposes. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares of Common Stock to be sold by the selling stockholder, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel, or collectively, the “Registration Expenses.” Other than Registration Expenses, the selling stockholder will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” in our Annual Report, as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results. Such forward-looking statements include, without limitation, statements regarding:

●	our need for, and our ability to raise, additional equity or debt financing on acceptable terms, if at all;

●	our need to take additional cost reduction measures, cease operations or sell our operating assets, if we are unable to obtain sufficient additional financing;

●	our belief that we have sufficient liquidity to finance normal operations;

●	the options we may pursue in light of our financial condition;

●	the amount of cash necessary to operate our business;

●	general economic conditions;

●	the anticipated future financial performance and business operations of our company; and

●	our ability to retain our core group of personnel.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer shares of our Common Stock for sale under this prospectus at prevailing market prices or privately negotiated prices. We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the selling stockholder under this prospectus. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

DILUTION

The issuance of shares of our Common Stock to the selling stockholder pursuant to the Tumim Purchase Agreement will have a dilutive impact on our stockholders.

Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding on March 31, 2026. As of March 31, 2026, we had a historical net tangible book value (deficit) of $(9.0) million, or $(0.96) per share of Common Stock.

After giving effect to the issuance of 3,000,000 shares of our Common Stock to the selling stockholder upon the assumed sale of 3,000,000 shares of Common Stock under the Tumim Purchase Agreement at an assumed price of $0.57 per share, and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value (deficit) as of March 31, 2026 would have been approximately $(7.5) million, or $(0.52) per share. This represents an immediate increase in net tangible book value of $0.27 per share to existing stockholders and an immediate dilution of $1.09 per share to new investors.

The following table illustrates this per share dilution:

Net tangible book deficit value per share as of March 31, 2026	$(0.79)
Increase in net tangible book deficit value per share attributable to the effects to this offering		$0.27
As-adjusted net tangible book deficit value per share after giving effect to this offering		$(0.52)
Dilution in net tangible book deficit value per share to new investors		$1.09

The calculations above are based on 11,423,707 shares of our Common Stock outstanding as of March 31, 2026, and including the following:

●	1,995,000 unvested restricted stock awards granted on March 30, 2026.

THE EQUITY LINE FINANCING

On May 14, 2025, the Company entered into a common stock purchase agreement (the “Original Purchase Agreement”) and a registration rights agreement with Tumim Stone Capital, LLC (“Tumim Stone Capital”) pursuant to which the Company has the right, but not the obligation, to sell to Tumim Stone Capital, and Tumim Stone Capital is obligated to purchase, up to the lesser of (a) $20,000,000 in aggregate gross purchase price of the Common Stock and (b) the Exchange Cap (as defined in the Original Purchase Agreement) (the “Equity Line Financing”). The Original Purchase Agreement was amended by that certain First Amendment to Common Stock Purchase Agreement, dated as of June 26, 2025, and that certain Second Amendment to Common Stock Purchase Agreement, dated as of July 28, 2025 (collectively, the “Original Agreement”). Unless otherwise indicated, all defined terms not defined in this section have the meanings set forth in the Tumim Purchase Agreement.

On June 11, 2026, the Company and Tumim Stone Capital, entered into an Amended and Restated Common Stock Purchase Agreement (the "Tumim Purchase Agreement"), which amends, restates, and supersedes the Original Agreement, principally to replace the prior VWAP Purchase (as defined in the Original Agreement) mechanics with two time-bracketed purchase options: (i) a Pre-Market VWAP Purchase, where the Company delivers notice between 6:00 a.m. and 9:00 a.m. ET and the valuation period commences at 9:30:01 a.m., and (ii) an Intraday VWAP Purchase, where the Company delivers notice between 9:00:01 a.m. and 3:30 p.m. ET and the valuation period begins at the later of 9:30:01 a.m. ET or when Tumim Stone Capital acknowledges the notice. The valuation period for each Pre-Market VWAP Purchase and Intraday VWAP Purchase runs until the earliest of (x) 4:00:02 p.m. ET on such purchase date, (y) the time at which the sale price of the Common Stock falls below the applicable minimum price threshold, and (z) the time at which the aggregate trading volume during such valuation period equals or exceeds the applicable volume threshold.

Under the Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim Stone Capital up to $20,000,000 in aggregate gross purchase price of newly issued shares of Common Stock at a purchase price equal to 97% of the volume-weighted average price during the applicable valuation period, with each purchase capped at the lesser of 1,000,000 shares or 25% of trading volume during such valuation period (the “Equity Line Securities”). For any purchase, the Company may designate a minimum price threshold, and if the sale price falls below this threshold, the valuation period will immediately terminate. If the Company does not designate a minimum price threshold, the default threshold is 75% of the prior day’s closing price for Pre-Market VWAP Purchases or 75% of the last sale price for Intraday VWAP Purchases. A Pre-Market VWAP Purchase valuation period and an Intraday VWAP Purchase valuation period may overlap on the same trading day, though the Company may not deliver a subsequent Intraday VWAP Purchase notice on the same trading day unless any prior Intraday VWAP Purchase valuation period has ended. The Company must deliver purchased shares via DWAC no later than 1:00 p.m. ET on the trading day immediately following the purchase date, and Tumim Stone Capital must pay the aggregate purchase price no later than 5:00 p.m. ET on the trading day immediately following share delivery.

As consideration for Tumim Stone Capital’s irrevocable commitment to purchase shares of Common Stock, upon execution of the Original Agreement, the Company issued to Tumim Stone Capital a number of shares of Common Stock equal to $400,000 divided by the lower of (i) the Nasdaq official closing price of its Common Stock on the trading day immediately prior to the Company’s initial filing of the registration statement covering the resale of the shares under this prospectus, or (ii) the average Nasdaq official closing price over the five consecutive trading days ending on the trading day immediately prior to such filing (the “Commitment Shares”). In certain circumstances, the Company may become obligated to pay to Tumim Stone Capital a cash fee equal to $400,000 in lieu of issuing such shares of Common Stock, under the terms and subject to the conditions described in the Purchase Agreement.

The Tumim Purchase Agreement provides customary representations, warranties, and covenants of the Company and Tumim Stone Capital.

Pursuant to the registration rights agreement, the Company agreed to file a resale registration statement covering the resale of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC within 30 calendar days after the date of the registration rights agreement (the “Filing Deadline”), and to use commercially reasonable efforts to cause such resale registration statement to be declared effective by the SEC as soon as reasonably practicable following the filing thereof, no later than (i) with respect to the initial registration statement, the earlier of (A) the seventy-fifth (75th) calendar day after the earlier of (1) the date on which the initial registrations statement is filed and (2) the Filing Deadline, if such registration statement is subject to review by the SEC, and (B) the thirtieth (30th) calendar day after the earlier of (1) the date on which the initial registration statement is filed and (2) the Filing Deadline, if the Company is notified by the SEC that such registration statement will not be reviewed; and (ii) with respect to any subsequent registration statements that may be required to be filed by the Company pursuant to the Purchase Agreement, the earlier of (A) the sixtieth (60th) calendar day following the date on which the Company was required to file such additional registration statement, if such registration statement is subject to review by the SEC, and (B) the thirtieth (30th) calendar day following the date on which the Company was required to file such subsequent registration statement, if the Company is notified by the SEC that such registration statement will not be reviewed.

Joseph Gunnar & Co., LLC (the “Placement Agent”) acted as the sole sales agent for the Tumim Stone Capital Equity Financing. Pursuant to the placement agency agreement, dated May 15, 2025, the Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds upon each closing of a drawdown (each, a “Closing”) under the Tumim Stone Capital Equity Financing and to reimburse up to $15,000 for expenses incurred in connection with the Tumim Stone Capital Equity Financing at the initial Closing.

4,975,197 shares issuable under the Tumim Purchase Agreement were registered in June 2025, among which 1,752,148 shares have been issued through the most recent purchase on June 18, 2026.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder, Tumim Stone Capital, of any or all of the shares of Common Stock that may be issued by us to Tumim Stone Capital under the Tumim Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “The Equity Line Financing” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim Stone Capital on May 14, 2025, in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the 3i Purchase Agreement, Tumim Purchase Agreement and the Registration Rights Agreement, the selling stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means Tumim Stone Capital.

This prospectus covers the possible resale by the selling stockholder identified in the table below of up to 3,000,000 shares of Common Stock consisting of 3,000,000 to be issued as Equity Line Securities (as defined herein), issuable pursuant to the Tumim Purchase Agreement.

The table below presents information regarding the selling stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of June 26, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering.

We do not know how long the selling stockholder will hold the shares before selling them, and we are not currently aware of any existing agreements, arrangements or understandings between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus by the selling stockholder.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 15,203,173 shares of our Common Stock outstanding on June 26, 2026. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Maximum Number
	Number of Shares of			of Shares of	Maximum Number of
	Common Stock			Common Stock to be	Shares of Common Stock
	Owned Prior to Offering			Offered Pursuant to	Owned After Offering
Name of Selling Stockholder	Number		Percent	this Prospectus	Number(2)	Percent
Tumim Stone Capital(3)	3,301	(1)	*	3,000,000	3,301	*

(1)

The VWAP Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Tumim Purchase Agreement. Also, the Tumim Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim Stone Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital, would cause Tumim Stone Capital’s beneficial ownership of our Common Stock to exceed 4.99%, unless such limit is increased by Tumim Stone Capital up to a maximum of 9.99%. The amount presented in this table represents such number of shares pursuant to the blocker provision in the Tumim Purchase Agreement that prohibits Tumim Stone Capital’s beneficial ownership of our common stock to exceed 4.99%, unless such limit is increased by Tumim Stone Capital up to a maximum of 9.99%. The Tumim Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Tumim Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so. In the absence of such 4.99% blocker provisions and the Exchange Cap, Tumim Stone Capital would be deemed to have beneficial ownership of 3,003,301 shares of our Common Stock after the Offering.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus, although the selling stockholder is under no obligation to sell any of such shares.

(3)

The business address of Tumim Stone Capital is 2 Wooster Street, 2nd Floor, New York, New York 10013. Tumim Stone Capital’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP, or Tumim Stone Capital is a member of the FINRA or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital and indirectly by 3i Management, LLC and 3i, LP.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the selling stockholder, Tumim Stone Capital. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the shares of Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The selling stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the purchase agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholder has informed us that each such broker-dealer will receive commissions from the selling stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the selling stockholder.

We also have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The total expenses for the Tumim Stone Capital Equity Financing were approximately $141,136.

The selling stockholder has represented to us that at no time prior to the date of the respective purchase agreement has the selling stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The selling stockholder has agreed that during the term of the respective purchase agreement, neither the selling stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “CAPS.”

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The consolidated financial statements as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by GBQ Partners LLC, an independent registered public accounting firm. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 16, 2026;

●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the SEC on May 20, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 9, 2026, January 27, 2026, February 17, 2026, April 16, 2026, June 12, 2026, and June 22, 2026; and

●	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 14, 2025.

●

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Capstone Holding Corp.

Attn: Chief Executive Officer

18400 76th Avenue

Tinley Park, IL

(708) 371-0660

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

For further information with respect to our company and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

We are subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K, respectively. These filings are available on the SEC’s website at http://www.sec.gov.

3,000,000 Shares of Common Stock

Capstone Holding Corp.

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the Common Stock being registered. All amounts other than the SEC registration fees are estimates.

Amount to be Paid
SEC Registration Fees	$103
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$5,000
Total	$40,103

Item 14. Indemnification of Directors and Officers

The restated certificate of incorporation, as amended, and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, provides in pertinent part as follows:

(a)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h)

For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the Company’s restated certificate of incorporation, as amended, eliminates the personal liability of each of the Company’s directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On February 25, 2025, the Company entered into a subscription agreement with Nectarine Management LLC, an entity controlled by Michael Toporek, for the sale and issuance of 985,063 shares of Series B Preferred Stock for a total purchase price of $30,000. The shares of Series B Preferred Stock were issued on March 6, 2025.

On March 7, 2025, all of TotalStone’s outstanding Class B and Class C membership interests were exchanged for 3,782,641 shares of the Common Stock.

On September 30, 2025, the Company entered into an exchange agreement (the “Exchange Agreement”) with BP Peptides, LLC and Brookstone Partners Acquisition XXI Corporation (together, the “Brookstone entities”), entities controlled by Matthew Lipman, the Chief Executive Officer of the Company and Michael Toporek, the Chairman of the Board of Directors. Pursuant to the Exchange Agreement, the Brookstone entities exchanged notes with an aggregate principal and interest amount of approximately $1.94 million for 642,276 and 825,067 shares, respectively, of the Company’s newly created Series Z 8% Non-Convertible Preferred Stock. The exchange was based on the closing price of the Common Stock on Nasdaq of $1.32 per share on the day prior to the transaction.

On February 12, 2026, in connection with a letter agreement with 3i, LP, the Company issued warrants to purchase 405,000 shares of Common Stock at an exercise price of $0.01 per share.

Item 16. Exhibits and Financial Statement Schedules

(a) EXHIBITS

We have filed herewith, or, as noted, incorporated by reference herein, the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Exhibit		Incorporated by Reference			Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
2.2	Asset Purchase Agreement, dated November 30, 2025, by and between TotalStone, LLC, Continental Stone Industries Inc. and Jeffery Leech	8-K	2.1	12/02/2025
2.3	Share Purchase Agreement, dated December 1, 2025, by and between InStone Canada Corp., Dream Family Holdings Ltd, Robert Jahnsen, The Jeffery Leech Family Trust, Jeffery Leech, Wendy Chiavacci, Michael Siemens, Nathan Thompson, Curt Trierweiler, and Jeffery Leech	8-K	2.2	12/02/2025
3.1	Restated Certificate of Incorporation, dated April 22, 2005, as amended on May 21, 2010, June 22, 2015, August 22, 2019, February 10, 2021, and February 18, 2022	S-1	3.1	12/31/2024
3.2	Bylaws of the Company	S-8	4.2	06/23/2015
3.3	Amended and Restated Certificate of Designation of Series A Preferred Stock, dated June 22, 2015	S-1	3.3	12/31/2024
3.4	Form of Certificate of Amendment to the Restated Certificate of Incorporation	S-1	3.4	2/6/2025
3.5	Form of Certificate of Designation of Series B Preferred Stock	S-1	3.5	2/6/2025
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series Z 8% Non-Convertible Preferred Stock	8-K	3.1	10/6/2025
5.1	Opinion of Lucosky Brookman LLP				X
10.1	Amended and Restated Common Stock Purchase Agreement, dated June 11, 2026, by and between Capstone Holding Corp. and Tumim Stone Capital, LLC	8-K	10.1	6/12/2026
10.2	Registration Rights Agreement, dated May 14, 2025, by and between Capstone Holding Corp. and Tumim Stone Capital, LLC	S-1	10.35	6/9/2025
21.1	List of Subsidiaries	S-1	21.1	12/31/2024
23.1	Consent of GBQ Partners LLC				X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
107	Filing Fee Table				X

†	Schedules and exhibits to this agreement have been omitted. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(i)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tinley Park, Illinois, on June 26, 2026.

Capstone Holding Corp.

By:	/s/ Matthew E. Lipman
Matthew E. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Matthew E. Lipman	Chief Executive Officer and Director	June 26, 2026
Matthew E. Lipman	(Principal Executive Officer)

/s/ Edward C. Schultz	Chief Financial Officer	June 26, 2026
Edward C. Schultz	(Principal Financial and Accounting Officer)

/s/ Michael M. Toporek	Chairman	June 26, 2026
Michael M. Toporek

/s/ Charles Dana	Director	June 26, 2026
Charles Dana

/s/ John M. Holliman	Director	June 26, 2026
John M. Holliman, III

/s/ Gordon Strout	Director	June 26, 2026
Gordon Strout

/s/ Fredric J. Feldman	Director	June 26, 2026
Fredric J. Feldman

/s/ Elwood D. Howse	Director	June 26, 2026
Elwood D. Howse